AGENCY AGREEMENT

     This Agency Agreement ("Agency Agreement") dated the 1st day of December, 1996, is entered into between Public Service Company of North Carolina, Inc., a North Carolina corporation ("Principal"), and Sonat Public Service Company L.L.C., a Delaware limited liability company ("SPSC").

     WHEREAS, Principal is a party to numerous firm transportation and storage contracts providing for transportation and storage of natural gas on its behalf by various interstate pipeline companies (including any such contracts to which Principal shall be party during the term of this Agency Agreement, collectively the "Contracts"); and

     WHEREAS, from time to time Principal has unused firm transportation and/or storage capacity under its Contracts ("Unused Capacity") that it desires to release temporarily to third parties in accordance with the rules and regulations of the Federal Energy Regulatory Commission ("FERC"); and

     WHEREAS, in view of SPSC's expertise in the utilization and marketing of interstate pipeline capacity, Principal desires to have SPSC handle the marketing of Principal's Unused Capacity on its behalf.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Subject to the provisions of Section 3 hereof, Principal hereby appoints and authorizes SPSC as its sole and exclusive agent for marketing Principal's Unused Capacity to third parties in accordance with the FERC's rules and regulations and the tariffs of the applicable interstate pipelines. As agent for Principal, SPSC shall have the authority to perform all functions necessary to carry out its responsibilities hereunder, including but not limited to, the authority to post all Unused Capacity for bid on the electronic bulletin board of the applicable interstate pipeline and to specify all of the terms applicable to the proposed release of capacity.

     In addition to the foregoing, Principal and SPSC expressly recognize and agree that SPSC shall have the right to itself acquire from time to time some or all of Principal's Unused Capacity and that it shall be entitled to do so on a prearranged basis in accordance with the FERC's rules and regulations, provided that SPSC is willing to pay Principal an amount for such Unused Capacity that is not less than the gross compensation received in connection with the same or similar transactions between Principal and non-affiliated parties.

     2. SPSC hereby acknowledges and agrees that Principal shall have the sole and exclusive right to determine:

     (a)  the time period for the release of any Unused Capacity;

     (b)  the location and path of any Unused Capacity to be released;


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     (c)  the quantity of Unused Capacity to be released at any time;

     (d) any and all conditions on which such Unused Capacity may be recalled by Principal;

     (e) the methodology to be used to select the successful bidder other than the methodology specified in the applicable pipeline's tariff;

     (f) any applicable rate requirements such as minimum rates, volumetric rates or reservation rates.

     3. SPSC hereby agrees that during the term of this Agency Agreement it will undertake to market Principal's Unused Capacity in such a manner as to maximize the revenues received by Principal in connection with all Unused Capacity released by Principal. Principal hereby agrees that in the event and to the extent it chooses to release any of its Unused Capacity, SPSC will have the sole and exclusive right to remarket such Unused Capacity pursuant to the terms of this Agency Agreement; provided, however, that in the event that Principal has the opportunity to utilize its Unused Capacity to make a "secondary market transaction" (as defined in the North Carolina Utilities Commission ("NCUC") December 22, 1995 "Order Approving Stipulation" in Docket No. G-100, Sub 67), it shall promptly advise SPSC of such opportunity and SPSC, as its agent, shall be obligated to implement that transaction unless SPSC has an alternative secondary market transaction which would utilize the same capacity and which would yield a higher rate than the transaction proposed by Principal.

     4. Principal hereby agrees to cooperate with SPSC in developing such procedures, to furnish to SPSC such information, and to execute such further agreements as may be reasonably necessary in order for SPSC to fulfill its obligations as agent under this Agency Agreement. SPSC shall be entitled to rely and shall be fully protected in relying on all information provided to it by Principal in connection with its responsibilities hereunder.

     5. This Agency Agreement shall become effective as of the date first stated above and shall remain in full force and effect for a period of ten years from said date. Notwithstanding the foregoing, Principal shall be entitled to terminate this Agreement (i) in the event and effective on the date that neither PSNC Production Corporation nor any other affiliate of Principal (a "PSNC Affiliate") holds a membership interest in SPSC (such date shall be referred to herein as the "Withdrawal Date") provided that Principal has given SPSC written notice no less than five days prior to the Withdrawal Date of its intent to terminate this Agreement on the Withdrawal Date or (ii) in the event that the NCUC by final and unappealable order (excluding any order approving a settlement voluntarily entered into by Principal other than a settlement voluntarily entered into by Principal which was previously discussed with SPSC and which both Principal and SPSC previously agreed was in their mutual best interests) requires Principal to absorb any of the costs of Principal's Unused Capacity rights as a result of any actions or omissions to act by SPSC hereunder, said termination to be effective as of the effective date of the NCUC's final unappealable order. Principal agrees that it shall use all reasonable efforts to oppose any action by the NCUC that would require Principal to absorb any of the costs of Principal's Unused Capacity

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rights.  In the event of any termination of this Agency  Agreement in accordance with the preceding sentence, any capacity release which is in place as of the date of such termination will continue in effect for its original duration notwithstanding the termination of this Agency Agreement.

     6. In consideration for SPSC's agreement to act as agent for Principal under this Agency Agreement, Principal agrees that it shall pay SPSC each month during the term of this Agency Agreement an amount equal to 25% of the net compensation (as defined in the NCUC's December 22, 1995 "Order Approving Stipulation" in Docket No. G-100, Sub 67) earned by it for all secondary market transactions associated with Principal's Unused Capacity rights on interstate pipeline companies during such month, calculated in accordance with the "Order Approving Stipulation" issued by the North Carolina Utilities Commission in Docket No. G-100, Sub 67, on December 22, 1995, provided, however, that in he event that the NCUC at any time reduces below 25% percent the percentage of net compensation from secondary market transactions that natural gas companies such as Principal may retain for their shareholders, then the amount that Principal shall be required to pay to SPSC as compensation for its services under this Agency Agreement shall be reduced to such percentage of the net compensation received by Principal during each month from all secondary market transactions associated with Principal's Unused Capacity rights (as calculated above) that is equal to the percentage of net compensation from secondary market transactions which may be retained by natural gas companies such as Principal for their shareholders at such time.

     7. This Agency Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws rules. Each party hereto expressly consents to the non-exclusive jurisdiction of the state courts located in the State of Delaware in all disputes arising under or related to this Agreement. Each party hereto hereby waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or the convenience of the forum. Service of process on each party in any action arising under or related to this Agreement shall be effective if delivered or sent to such party in accordance with Section 9 hereof.

     8. Principal hereby agrees that SPSC and all of its officers, committee members, owners and representatives shall have no liability to Principal for and shall, to the fullest extent permitted by applicable law, be indemnified and held harmless by Principal from any and all losses, liabilities, damages, costs and expenses (including all reasonable attorney's fees and all costs of suit) resulting from or arising out of any act or omission to act hereunder unless such act or omission to act constitutes gross negligence, willful misconduct or bad faith.

     9. All notices, requests, demands, and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given by certified or registered mail, postage prepaid, or delivered by hand or by nationally recognized air courier service, or in the form of a telecopy or telegram, directed to the address or telecopy number of such party set forth below:

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         If to Principal:

                  Public Service Company of North Carolina Inc.
                  400 Cox Road
                  P.O. Box 1398
                  Gastonia, North Carolina  28053-1395
                  Attention:  Frank Yoho, Senior Vice President
                  Telecopy Number:  (704) 834-6548
                  Telephone Number:  (704) 834-6505

         If to SPSC:

                  Sonat Public Service Company L.L.C.
                  c/o Sonat Marketing Company L.P.
                  Four Greenway Plaza
                  Houston, Texas  77046

         or

                  P.O. Box 1513
                  Houston, Texas  77252-1513
                  Attention:  Paul Koonce, Senior Vice President
                  Telecopy Number:  (713) 840-4999
                  Telephone Number:  (713) 840-4977

Any such notice shall become effective when received by the addressee, provided that any notice or communication that is received other than during normal business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient. From time to time any party hereto may designate a new address or telecopy number for purposes of notice hereunder by notice to the other party hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agency Agreement as of the date hereinabove first stated.

PUBLIC SERVICE COMPANY                   SONAT PUBLIC SERVICE
OF NORTH CAROLINA, INC.                  COMPANY L.L.C.



By:                                          By:
   ------------------------------            -----------------------------
      Name:                                      Name:
      Title:                                     Title:



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